Exhibit 99

Capstone Turbine Corporation Announces Pricing of $7.5 Million Offering of Common Stock and Warrants

CHATSWORTH, Calif., October 18, 2016 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST), the world’s leading clean technology manufacturer of microturbine energy systems, announced today that it has agreed to sell 6.3 million shares of the Company’s common stock (“Common Stock”) to one existing and one new accredited investor in a registered offering.  The Company will issue 3.6 million shares of Common Stock and pre-funded Series B warrants to purchase an additional 2.7 million shares of Common Stock to the purchasers, one of whose purchase of Common Stock in the offering otherwise would result in the purchaser beneficially owning more than 9.99% of the Company’s outstanding Common Stock following the completion of the offering (“Series B Warrants”). Each share of Common Stock will be sold at a price of $1.20.  Each Series B Warrant will have an exercise price of $1.20 per share of Common Stock, $1.19 of which will be pre-funded at closing and $0.01 of which will be payable upon exercise of the warrant.

Concurrently with the registered offering of Common Stock and Series B Warrants, the Company is conducting a private placement of Series A warrants to purchase up to 6.3 million shares of Common Stock to the purchasers of Common Stock and Series B Warrants in the registered offering (“Series A Warrants”). Each Series A Warrant will have an exercise price of $1.34 per share of Common Stock.

Oppenheimer & Co. Inc. acted as the lead placement agent and Roth Capital Partners acted as co-placement agent.

“We appreciate the support of our investors as we continue to pursue several larger multi-megawatt projects.  Maintaining a strong balance sheet is critical to our business,” said Darren Jamison, Capstone’s President and Chief Executive Officer.

The gross proceeds to the Company from the offering are expected to be approximately $7.5 million and the net proceeds to the Company from the offering, after deducting the placement agent fees and other estimated offering expenses, are expected to be approximately $6.8 million, in each case without giving any effect to any exercise of the Series B Warrants or any sale or exercise of the Series A Warrants. The Company intends to use the proceeds from the offering to fund general working capital requirements and for other general corporate purposes. The offering is expected to close on or about October 21, 2016, subject to the satisfaction of customary closing conditions.

The Common Stock, the Series B Warrants and the Common Stock issuable upon exercise of the Series B Warrants are being offered pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-203431). The registered portion of the offering will be made by means of a prospectus supplement and accompanying base prospectus. When available, copies of the final prospectus supplement and accompanying base prospectus related to the registered portion of the offering (the “Offering Documents”) may be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov. When available, electronic copies of the Offering Documents may also be obtained from Oppenheimer & Co. Inc., 85 Broad Street, 26th Floor, New York, NY 10004, Attn: Syndicate Prospectus Department, by calling (212) 667-8563, or by email to EquityProspectus@opco.com.

The Series A Warrants and the Common Stock issuable upon exercise of the Series A Warrants are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), are not being offered pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-203431) or by means of the Offering Documents, and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of the Company, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST) is the world’s leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone has shipped approximately 8,800 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone is a member of the U.S. Environmental Protection Agency’s Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation’s energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the United States, Latin America, Europe, Middle East, China and Singapore.

This press release contains “forward-looking statements,” as that term is used in the federal securities laws, about the offering, including our intended use of the proceeds therefrom, the closing of the offering and the importance of our balance sheet in obtaining large orders. Forward-looking statements may be identified by words such as “expects,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to market and other conditions and numerous other assumptions, risks and uncertainties, including those described in Capstone’s filings with the Securities and Exchange Commission, that may cause the offering not to be completed or that may otherwise cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

“Capstone” and “Capstone MicroTurbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:                   Capstone Turbine Corporation

Investor and investment media inquiries:

818-407-3628

ir@capstoneturbine.com

INVESTORS:

Dian Griesel Int’l

Cheryl Schneider

212-825-3210

Capstone Turbine Corporation

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